UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2026
___________

DYNEX CAPITAL, INC.
(Exact name of registrant as specified in its charter)

Virginia		001-09819		52-1549373
(State or other jurisdiction of incorporation)		(Commission File Number)		(I.R.S. Employer Identification No.)
140 East Shore Drive, Suite 100
Glen Allen,	Virginia			23059-5755
(Address of principal executive offices)				(Zip Code)
		(804)	217-5800
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	DX	New York Stock Exchange
6.900% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, par value $0.01 per share	DXPRC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02    Results of Operations and Financial Condition.

On January 26, 2026, Dynex Capital, Inc. (the "Company") issued a press release announcing its financial results as of and for the quarter and year ended December 31, 2025. The text of the aforementioned press release is included as Exhibit 99.1 to this Form 8-K and is also available on the Company's website (www.dynexcapital.com under “Investors/News & Market Information”). The press release included the following financial information:

•Total economic return of $1.29 per common share, or 10.2% of beginning book value, for the fourth quarter of 2025, and $2.75 per common share, or 21.6% of beginning book value, for the full year 2025
•Book value per common share of $13.45 as of December 31, 2025 compared to $12.67 as of September 30, 2025 and $12.70 as of December 31, 2024
•Comprehensive income of $1.22 per common share and net income of $1.17 per common share for the fourth quarter of 2025; comprehensive income of $2.85 per common share and net income of $2.49 per common share for the full year 2025
•REIT taxable income for 2025 is estimated at $229 million and includes amortization of deferred tax hedge gains of approximately $100 million
•Dividends declared of $0.51 per common share for the fourth quarter of 2025 and $2.00 for the full year 2025
•Raised equity capital of $393 million during the fourth quarter of 2025 through at-the-market ("ATM") common stock issuances, bringing total capital raised for 2025 to $1.2 billion, net of issuance costs
•Purchased $3 billion in Agency RMBS and $284 million in Agency CMBS during the fourth quarter, bringing total purchases for 2025 to $8.2 billion of Agency RMBS and $1.2 billion of Agency CMBS
•Average balance of interest-earning assets increased 58% during 2025
•Liquidity of $1.4 billion as of December 31, 2025
•Leverage including to-be-announced ("TBA") securities at cost was 7.3 times shareholders' equity as of December 31, 2025
•Common shares outstanding as of January 22, 2026 were 199,585,507

Pursuant to the rules and regulations of the Securities and Exchange Commission, the information set forth above is being filed under Item 2.02 of Form 8-K and shall be deemed incorporated by reference in any filing under the Securities Act, except as expressly set forth by specific reference in such filing. All other information set forth in Exhibit 99.1 is being furnished. In addition, the information contained on the Company’s website is not incorporated by reference into, and does not form a part of, this Current Report on Form 8-K.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 26, 2026, Dynex Capital, Inc. (the “Company”) announced that it has hired Meakin Bennett to serve as the Chief Operating Officer. In connection with Ms. Bennett’s appointment, effective as of January 26, 2026, Robert S. Colligan will no longer serve as Chief Operating Officer of the Company. Mr. Colligan will continue to serve as the Company’s Chief Financial Officer and will undertake additional management duties for the Company along with his prior duties as Chief Financial Officer. Smriti L. Popenoe, the Company’s Co-Chief Executive Officer and President, will continue to serve as the Company’s principal operating officer. In her role, Ms. Bennett will assist Ms. Popenoe in managing the Company’s operations.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Earnings Press release, dated January 26, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNEX CAPITAL, INC.

Date:	January 26, 2026	By:	/s/ Robert S. Colligan
Robert S. Colligan
Chief Financial Officer
(Principal Financial Officer)